Exhibit 4.4

EXECUTION COPY

COLLATERAL AGREEMENT

made by

PRIMUS TELECOMMUNICATIONS IHC, INC.

and certain of its Affiliates

in favor of

U.S. BANK NATIONAL ASSOCIATION,

as Collateral Agent

Dated as of February 26, 2007

i

ii

Schedules

Schedule 1	[intentionally omitted]
Schedule 2	Description of Pledged Securities
Schedule 3	Filings and Other Actions Required to Perfect Security Interest
Schedule 4	Jurisdiction of Organization, Identification Number and Location of Chief Executive Office
Schedule 5	Locations of Inventory and Equipment
Schedule 6	Intellectual Property
Schedule 7	Existing Prior Liens
Schedule 8	Deposit Accounts and Securities Accounts
Schedule 9	Receivables

Annexes

Annex I	Assumption Agreement
Annex II	Acknowledgment and Consent

iii

COLLATERAL AGREEMENT, dated as of February 26, 2007, made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, the “Grantors”), in favor of U.S. Bank National Association, as Collateral Agent (in such capacity, the “Collateral Agent”) for the holders (the “Holders”) from time to time of the 14.25% Senior Secured Notes due 2011 (the “Notes”) issued by PRIMUS Telecommunications IHC, Inc. (the “Company”) pursuant to the Indenture, dated as of February 26, 2007 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), among the Company, the other Grantors, and U.S. Bank National Association, as trustee.

W I T N E S S E T H:

WHEREAS, pursuant to the terms of the Indenture, the Company has issued to the Holders the Notes upon the terms and subject to the conditions set forth therein, and the other Grantors have guaranteed the obligations of the Company thereunder;

WHEREAS, the Company is a member of an affiliated group of companies that includes each other Grantor;

WHEREAS, the proceeds of the extensions of credit under the Notes will be used in part to enable the Company to make valuable transfers to one or more of the other Grantors in connection with the operation of their respective businesses;

WHEREAS, the Company and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the extensions of credit under the Notes; and

WHEREAS, it is a condition precedent to the obligation of the Holders to purchase the Notes that the Grantors shall have executed and delivered this Agreement to the Collateral Agent;

NOW, THEREFORE, in consideration of the premises and to induce the Holders to purchase the Notes, each Grantor hereby agrees with the Collateral Agent, for the benefit of the Secured Parties, as follows:

SECTION 1. DEFINED TERMS

1.1 Definitions. (a) Unless otherwise defined herein, terms defined in the Indenture and used herein shall have the meanings given to them in the Indenture and the following terms are used herein as defined in the New York UCC: Accounts, Certificated Security, Chattel Paper, Commercial Tort Claims, Documents, Equipment, Farm Products, General Intangibles, Goods, Instruments, Inventory, Letter-of-Credit Rights and Supporting Obligations.

(b) The following terms shall have the following meanings:

“Agreement”: this Collateral Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Collateral”: as defined in Section 3.

“Collateral Account”: any collateral account established by the Collateral Agent as provided in Section 5.1 or 5.4.

“Company Obligations”: the collective reference to the unpaid principal of and interest on the Notes and all other obligations and liabilities of the Company to the Collateral Agent or any Secured Party, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the Notes, the Indenture, the other Collateral Documents, or any other document made, delivered or given in connection with any of the foregoing, and in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, cost, expense or otherwise (including, without limitation, all fees and disbursements of counsel to the Collateral Agent or to any other Secured Party that are required to be paid by the Company pursuant to the terms of any of the foregoing agreements).

“Copyrights”: (i) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished (including, without limitation, those listed in Schedule 6), all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, and (ii) the right to obtain all renewals thereof.

“Copyright Licenses”: any written agreement naming any Grantor as licensor or licensee (including, without limitation, those listed in Schedule 6), granting any right under any Copyright, including, without limitation, the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.

“Deposit Account”: as defined in the Uniform Commercial Code of any applicable jurisdiction and, in any event, including, without limitation, any demand, time, savings, passbook or like account maintained with a depositary institution.

“Domestic Perfection Action”: any of (a) filing of financing statements under the Uniform Commercial Code in effect in any jurisdiction in the United States, (b) filings with the United States Copyright Office or the United States Patent and Trademark Office, (c) execution and delivery of deposit account control agreements or securities account control agreements in respect of any deposit account or securities account maintained in the United States and (d) possession in the United States of stock certificates, promissory notes, and other instruments and similar collateral.

“Excluded Assets”: the collective reference to (i) any contract, General Intangible, Copyright License, Patent License or Trademark License (“Intangible Assets”), or any other Property in each case to the extent the grant by the relevant Grantor of a security interest pursuant to this Agreement in such Grantor’s right, title and interest in such Intangible Asset or other Property (A) is prohibited by legally enforceable provisions of any contract, agreement, instrument or indenture governing such Intangible Asset or other Property, or by any law, (B) would give any other party to such contract, agreement, instrument or indenture a legally enforceable right to terminate its obligations thereunder or (C) is permitted only with the consent of another party, if the requirement to obtain such consent is legally enforceable and such consent has not been obtained; provided, that in any event any Receivable or any money or other amounts due or to become due under any such contract, agreement, instrument or indenture shall not be Excluded Assets to the extent that any of the foregoing is (or if it contained a provision limiting the transferability or pledge thereof would be) subject to Section 9-406 of the New York UCC, (ii) Foreign Subsidiary Voting Stock excluded from the definition of “Pledged Stock” set forth in this Section 1.1, and (iii) all assets of Primus Telecommunications International, Inc. other than Pledged Stock.

“Foreign Subsidiary”: any Subsidiary organized under the laws of any jurisdiction outside the United States of America.

“Foreign Subsidiary Voting Stock”: the voting Capital Stock of any Foreign Subsidiary owned directly by the Company or any other Grantor. For avoidance of doubt, Foreign Subsidiary Voting Stock shall not include any voting Capital Stock of any Foreign Subsidiary owned by another Foreign Subsidiary.

“Guarantor Obligations”: with respect to any Guarantor, the collective reference to all obligations and liabilities of such Guarantor which may arise under or in connection with the Indenture or any Collateral Document to which such Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Collateral Agent or to any Secured Party that are required to be paid by such Guarantor pursuant to the terms of this Agreement, the Indenture or any other Collateral Document).

“Guarantors”: the collective reference to each Grantor other than the Company.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks and the Trademark Licenses, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercompany Note”: any promissory note evidencing loans made by any Grantor to any other Grantor.

“Intercreditor Agreement”: the Intercreditor Agreement, dated the date hereof, by and among the Grantors, Lehman Commercial Paper, Inc, and the Collateral Agent.

“Investment Property”: the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the New York UCC (other than any

Foreign Subsidiary Voting Stock excluded from the definition of “Pledged Stock” in this Section 1.1) and (ii) whether or not constituting “investment property” as so defined, all Pledged Notes and all Pledged Stock.

“Issuers”: the collective reference to each issuer of any Investment Property.

“New York UCC”: the Uniform Commercial Code as from time to time in effect in the State of New York.

“Obligations”: (i) in the case of the Company, the Company Obligations, and (ii) in the case of each Guarantor, its Guarantor Obligations.

“Patents”: (i) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof and all goodwill associated therewith, including, without limitation, any of the foregoing referred to in Schedule 6, (ii) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, including, without limitation, any of the foregoing referred to in Schedule 6, and (iii) all rights to obtain any reissues or extensions of the foregoing.

“Patent License”: all agreements, whether written or oral, providing for the grant by or to any Grantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent, including, without limitation, any of the foregoing referred to in Schedule 6.

“Pledged Notes”: all promissory notes, if any, listed on Schedule 2, all Intercompany Notes at any time issued to any Grantor and all other promissory notes issued to or held by any Grantor (other than promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business).

“Pledged Securities”: the collective reference to the Pledged Notes and the Pledged Stock.

“Pledged Stock”: the shares of Capital Stock listed on Schedule 2, together with any other shares, stock certificates, options or rights of any nature whatsoever in respect of the Capital Stock of any Person that may be issued or granted to, or held directly by, any Grantor while this Agreement is in effect; provided that in no event shall more than 65% of the total outstanding Foreign Subsidiary Voting Stock of any Foreign Subsidiary be required to be pledged hereunder.

“Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the Uniform Commercial Code in effect in the State of New York on the date hereof and, in any event, including, without limitation, all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.

“Receivable”: any right to payment for goods sold, leased, licensed, assigned or otherwise disposed of, or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account).

“Secured Parties”: the collective reference to the Collateral Agent, the Trustee and the Holders.

“Securities Account”: as defined in the Uniform Commercial Code of any applicable jurisdiction.

“Securities Act”: the Securities Act of 1933, as amended.

“Trademarks”: (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, including, without limitation, any of the foregoing referred to in Schedule 6, and (ii) the right to obtain all renewals thereof.

“Trademark License”: any agreement, whether written or oral, providing for the grant by or to any Grantor of any right to use any Trademark, including, without limitation, any of the foregoing referred to in Schedule 6.

“Vehicles”: all cars, trucks, trailers, construction and earth moving equipment and other vehicles covered by a certificate of title law of any state and all tires and other appurtenances to any of the foregoing.

1.2 Other Definitional Provisions. (a) The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

(b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

SECTION 2. GRANT OF SECURITY INTEREST

Each Grantor hereby assigns and transfers to the Collateral Agent, and hereby grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in, all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations:

(a)	all Accounts;

(b)	all Chattel Paper;

(c)	all Deposit Accounts;

(d)	all Documents;

(e)	all Equipment;

(f)	all General Intangibles;

(g)	all Instruments;

(h)	all Intellectual Property;

(i)	all Inventory;

(j)	all Investment Property;

(k)	all Vehicles;

(l)	all Letter-of-Credit Rights;

(m)	all Commercial Tort Claims to the extent they have been notified to the Collateral Agent pursuant to Section 4.10;

(n)	all Goods and other property not otherwise described above;

(o)	all books and records pertaining to the Collateral; and

(p)	to the extent not otherwise included, all Proceeds and products of any and all of the foregoing, all Supporting Obligations in respect of any of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided, that the Collateral shall not include any Excluded Assets.

SECTION 3. REPRESENTATIONS AND WARRANTIES

To induce each of the Holders to purchase the Notes, each Grantor hereby represents and warrants to the Collateral Agent and each Secured Party that:

3.1 Title; No Other Liens. Except for the security interest granted to the Collateral Agent for the ratable benefit of the Secured Parties pursuant to this Agreement and the other Liens permitted to exist on the Collateral by the Indenture, such Grantor owns its right, title and interest in and to each item of the Collateral free and clear of any and all Liens or claims of others. No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except (a) such as have been filed in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, pursuant to this Agreement, (b) or as are permitted by the Indenture or (c) as described on Schedule 7. For the avoidance of doubt, it is understood and agreed that any Grantor may, as part of its business, grant licenses to third parties to use Intellectual Property owned or developed by a Grantor. For purposes of this Agreement and the other Loan Documents, such licensing activity shall not constitute a “Lien” on such Intellectual Property. Each of the Collateral Agent and each Secured Party understands that any such licenses may be exclusive to the applicable licensees, and such exclusivity provisions may limit the ability of the Collateral Agent to utilize, sell, lease or transfer the related Intellectual Property or otherwise realize value from such Intellectual Property pursuant hereto.

3.2 Perfected Second Priority Liens. Subject to Section 7.18 hereof, the security interests granted by such Grantor pursuant to this Agreement (a) upon completion of the filings and other actions specified on Schedule 3 (which, in the case of all filings and other documents referred to on said Schedule except with respect to (i) Vehicles and (ii) other Collateral in respect of which a security interest cannot be perfected by Domestic Perfection Actions, have been delivered to the Collateral Agent in completed and duly executed form, will constitute valid perfected security interests in all of the Collateral with respect to which perfection may be accomplished by Domestic Perfection Actions in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, as collateral security for such Grantor’s Obligations, enforceable in accordance with the terms hereof and (b) are prior to all other Liens on the Collateral in existence on the date hereof except for (i) Liens permitted by the Indenture to have priority over the Liens on the Collateral and (ii) Liens described on Schedule 7.

3.3 Jurisdiction of Organization; Chief Executive Office. On the date hereof, such Grantor’s jurisdiction of organization, identification number from the jurisdiction of organization (if any), and the location of such Grantor’s chief executive office or sole place of business or principal residence, as the case may be, are specified on Schedule 4. Such Grantor has furnished to the Collateral Agent a certified charter, certificate of incorporation or other organization document and long-form good standing certificate as of a date which is recent to the date hereof.

3.4 Inventory and Equipment. On the date hereof, the material portion of Inventory and the Equipment (other than mobile goods) are kept at the locations listed on Schedule 5.

3.5 Farm Products. None of the Collateral constitutes, or is the Proceeds of, Farm Products.

3.6 Investment Property. (a) The shares of Pledged Stock pledged by such Grantor hereunder constitute all the issued and outstanding shares of all classes of the Capital Stock of each Issuer owned by such Grantor or, in the case of Foreign Subsidiary Voting Stock, if less, 65% of the outstanding Foreign Subsidiary Voting Stock of each relevant Issuer.

(b) To the knowledge of such Grantor, all the shares of the Pledged Stock have been duly and validly issued and are fully paid and nonassessable.

(c) To the knowledge of such Grantor, each of the Pledged Notes constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(d) Such Grantor is the record and beneficial owner of, and has good and marketable title to, the Investment Property pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except the security interest created by this Agreement or as permitted by the Indenture.

3.7 Receivables. (a) Schedule 9 is a list of the Receivables evidenced by any Instrument or Chattel Paper which has been delivered to the Collateral Agent.

(b) None of the obligors on any Receivable is a Governmental Authority, except for Receivables the face amount of which in the aggregate constitute not more than 5% of the face amount of all Receivables.

(c) The amounts represented by such Grantor to the Secured Parties from time to time as owing to such Grantor in respect of the Receivables will at such times be accurate in all material respects.

3.8 Intellectual Property. (a) Schedule 6 lists all material Intellectual Property owned by such Grantor in its own name on the date hereof.

(b) On the date hereof, to its knowledge, all material Intellectual Property of such Grantor described on Schedule 6 is valid, subsisting, unexpired and enforceable, has not been abandoned and does not infringe upon the intellectual property rights of any other Person.

(c) Except (i) for licensing or franchise agreements between any two or more of Parent and its Subsidiaries, (ii) the licensing of one provisional patent to various companies to enable them to provide void services, (iii) the licensing of Trademarks to independent sales agents, and (iv) as set forth in Schedule 6, on the date hereof, none of the Intellectual Property is the subject of any licensing or franchise agreement pursuant to which such Grantor is the licensor or franchisor.

(d) No holding, decision or judgment has been rendered by any Governmental Authority which would limit, cancel or question the validity of, or such Grantor’s rights in, any Intellectual Property in any respect that could reasonably be expected to have a Material Adverse Effect.

(e) No action or proceeding is pending, or, to the knowledge of such Grantor, threatened, on the date hereof (i) seeking to limit, cancel or question the validity of any material Intellectual Property or such Grantor’s ownership interest therein, or (ii) which, if adversely determined, would have a material adverse effect on the value of any material Intellectual Property.

3.9 Vehicles. To its knowledge, the aggregate book value of all Vehicles owned by all Grantors is less than $500,000.

3.10 Deposit Accounts and Securities Accounts. Schedule 8 lists each Deposit Account and each Securities Account maintained by such Grantor.

SECTION 4. COVENANTS

Each Grantor covenants and agrees with the Collateral Agent and the Secured Parties that, from and after the date of this Agreement until the Obligations shall have been paid in full:

4.1 Delivery of Instruments and Chattel Paper. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument, Certificated Security or Chattel Paper, such Instrument, Certificated Security or Chattel Paper shall, not later than the end of the fiscal quarter in which any such amount becomes so evidenced, be delivered to the Collateral Agent, duly indorsed in a manner satisfactory to the Collateral Agent, to be held as Collateral pursuant to this Agreement; provided, that the Grantors shall not be obligated to deliver to the Collateral Agent any Instruments or Chattel Paper held by any Grantor at any time to the extent that the aggregate face amount of all such Instruments and Chattel Paper held by all Grantors at such time does not exceed $3,000,000 or such Instruments and Chattel Paper reflect an agreement between any two or more of Parent and its Subsidiaries.

4.2 Maintenance of Insurance. (a) Such Grantor will maintain, with financially sound and reputable companies, insurance policies insuring the Inventory, Equipment and Vehicles against loss by fire, explosion, theft and such other casualties as may be reasonably satisfactory to the Collateral Agent and such policies to be in such form and amounts and having such coverage as may be reasonably satisfactory to the Collateral Agent.

(b) All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until the applicable insurer has complied with applicable state law (ii) name the Collateral Agent as additional insured party or loss payee, and (iii) be reasonably satisfactory in all other respects to the Collateral Agent.

(c) The Company shall deliver to the Collateral Agent such additional information concerning such insurance as the Collateral Agent may from time to time reasonably request.

4.3 Payment of Obligations. Such Grantor will pay and discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all taxes, assessments and governmental charges or levies imposed upon the Collateral or in respect of income or profits therefrom, as well as all claims of any kind (including, without limitation, claims for labor, materials and supplies) against or with respect to the Collateral, except that no such tax, assessment, charge, levy or claim need be paid if the amount or validity thereof is currently being contested in good faith by appropriate proceedings, reserves in conformity with GAAP with respect thereto have been provided on the books of such Grantor and such proceedings could not reasonably be expected to result in the sale, forfeiture or loss of any material portion of the Collateral or such Grantor’s interest in such material portion of the Collateral.

4.4 Maintenance of Perfected Security Interest; Further Documentation. (a) Such Grantor shall maintain the security interest created by this Agreement as a perfected security interest in the manner, and having at least the priority described in Section 3.2 and shall defend such security interest against the claims and demands of all Persons whomsoever.

(b) Such Grantor will furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the assets and property of such Grantor and such other reports in connection with the Collateral as the Collateral Agent may reasonably request, all in reasonable detail.

(c) At any time and from time to time, upon the written request of the Collateral Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) the filing of any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction in the United States with respect to the security interests created hereby and (ii) in the case of Investment Property, Deposit Accounts and Letter-of-Credit Rights, taking, to the extent required by the Indenture, any actions necessary to enable the Collateral Agent to obtain “control” (within the meaning of the applicable Uniform Commercial Code) with respect thereto.

4.5 Changes in Name, etc. Such Grantor will not, except upon 15 days’ prior written notice to the Collateral Agent and delivery to the Collateral Agent of all additional financing statements and other documents reasonably requested by the Collateral Agent to maintain the validity, perfection and priority of the security interests provided for herein:

(i) change its jurisdiction of organization or the location of its chief executive office or sole place of business or principal residence from that referred to in Section 3.3; or

(ii) change its name.

4.6 Notices. Such Grantor will advise the Collateral Agent:

(a) No less often than on a quarterly basis, in reasonable detail, of any Lien (other than security interests created hereby or Liens permitted under the Indenture) on any of the Collateral which would adversely affect the ability of the Collateral Agent to exercise any of its remedies hereunder; and

(b) Promptly, in reasonable detail, of the occurrence of any other event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the security interests created hereby.

4.7 Investment Property. (a) If such Grantor shall become entitled to receive or shall receive any certificate (including, without limitation, any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Capital Stock of any Issuer of Pledged Stock, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Collateral Agent and the Secured Parties, hold the same in trust for the Collateral Agent and the Secured Parties and deliver the same promptly to the Collateral Agent in the exact form received, duly indorsed by such Grantor to the Collateral Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor and with, if the Collateral Agent so requests, signature guaranteed, to be held by the Collateral Agent, subject to the terms hereof, as additional collateral security for the Obligations. Any sums paid upon or in respect of the Investment Property pledged hereunder upon the liquidation or dissolution of any Issuer shall be paid over to the Collateral Agent to be held by it hereunder as additional collateral security for the Obligations, and in case any distribution of capital shall be made on or in respect of such Investment Property, or any property shall be distributed upon or with respect to such Investment Property pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Collateral Agent, be delivered to the Collateral Agent promptly to be held by it hereunder as additional collateral security for the Obligations. If any sums of money or property so paid or distributed in respect of such Investment Property shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Collateral Agent, hold such money or property in trust for the Secured Parties, segregated from other funds of such Grantor, as additional collateral security for the Obligations. Notwithstanding the foregoing, the Grantors shall not be required to pay over to the Collateral Agent or deliver to the Collateral Agent as Collateral any proceeds of any liquidation or dissolution of any Issuer, or any distribution of capital or property in respect of any Investment Property, to the extent that (i) such liquidation, dissolution or distribution, if treated as a Disposition of the relevant Issuer, would be permitted by the Indenture and (ii) the proceeds thereof are applied toward prepayment of Notes to the extent required by Indenture.

(b) Without the prior written consent of the Collateral Agent, such Grantor will not (i) except as otherwise permitted by the Indenture, vote to enable, or take any other action to permit, any Issuer to issue any stock or other equity securities of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any stock or other equity securities of any nature of any Issuer, unless such securities are delivered to the Collateral Agent, concurrently with the issuance thereof, to be held by the Collateral Agent as Collateral, (ii) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Investment Property pledged hereunder or Proceeds thereof (except pursuant to a transaction expressly permitted by the Indenture), (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of such Investment Property or Proceeds thereof, or any interest therein, except for the security interests created by this Agreement and Permitted Liens or (iv) enter into any agreement or undertaking restricting the right or ability of such Grantor or the Collateral Agent to sell, assign or transfer any of the Pledged Securities or Proceeds thereof.

(c) In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Pledged Securities issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Collateral Agent promptly in writing of the occurrence of any of the events described in Section 4.7(a) with respect to the Pledged Securities issued by it and (iii) the terms of Sections 5.3(c) and 5.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 5.3(c) or 5.7 with respect to the Pledged Securities issued by it.

(d) Each Issuer that is a partnership or a limited liability company (i) confirms that none of the terms of any equity interest issued by it provides that such equity interest is a “security” within the meaning of Sections 8-102 and 8-103 of the New York UCC (a “Security”), (ii) agrees that it will take no action to cause or permit any such equity interest to become a Security, (iii) agrees that it will not issue any certificate representing any such equity interest and (iv) agrees that if, notwithstanding the foregoing, any such equity interest shall be or become a Security, such Issuer will (and the Grantor that holds such equity interest hereby instructs such Issuer to) comply with instructions originated by the Collateral Agent without further consent by such Grantor.

4.8 Receivables. (a) Other than in the ordinary course of business consistent with its past practice, or unless the applicable Grantor concludes that any of the following is in the best interest of such Grantor, such Grantor will not (i) grant any extension of the time of payment of any Receivable, (ii) compromise or settle any Receivable for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any Receivable, (iv) allow any credit or discount whatsoever on any Receivable or (v) amend, supplement or modify any Receivable in any manner that could adversely affect the value thereof.

(b) Such Grantor will deliver to the Collateral Agent no less often than on a quarterly basis a copy of each material demand, notice or document received by it that questions or calls into doubt the validity or enforceability of more than 5% of the aggregate amount of the then outstanding Receivables.

4.9 Intellectual Property. (a) Such Grantor (either itself or through licensees) will (i) to such extent as such Grantor determines it is desirable to do so, continue to use each material Trademark on each and every material trademark class of goods applicable to its current line as reflected in its current catalogs, brochures and price lists in order to maintain such Trademark in full force free from any claim of abandonment for non-use, (ii) maintain the quality of products and services offered under such Trademark, (iii) use such Trademark with the appropriate notice of registration and all other notices and legends required by applicable Requirements of Law, and (iv) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trademark may become invalidated or materially impaired in any way.

(b) Such Grantor (either itself or through licensees) will not do any act, or omit to do any act, whereby any material Patent may become forfeited, abandoned or dedicated to the public.

(c) Such Grantor (either itself or through licensees) will not (and will not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any material portion of any material Copyrights may become invalidated or otherwise impaired. Such Grantor will not (either itself or through licensees) do any act whereby any material portion of any material Copyrights may fall into the public domain.

(d) Such Grantor (either itself or through licensees) will not do any act that knowingly uses any material Intellectual Property to infringe upon the intellectual property rights of any other Person.

(e) Such Grantor will promptly notify the Collateral Agent in writing if it knows, or has reason to know, that any application or registration relating to any material Intellectual Property may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, or the United States Copyright Office or any court in the United States regarding such Grantor’s ownership of, or the validity of, any material Intellectual Property or such Grantor’s right to register the same or to own and maintain the same.

(f) Whenever such Grantor, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any material Intellectual Property with the United States Patent and Trademark Office or the United States Copyright Office, such Grantor shall report such filing to the Collateral Agent no less often than on a quarterly basis. Such Grantor shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as are required to evidence the Collateral Agent’s and the Secured Parties’ security interest in any material Copyright, Patent or Trademark and the goodwill and general intangibles of such Grantor relating thereto or represented thereby.

(g) Such Grantor will take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office, that such Grantor determines may be desirable to maintain and pursue each application relating to any material Intellectual Property (and to obtain the relevant registration) and to maintain each registration of the material Intellectual Property, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability.

In the event that any material Intellectual Property is infringed, misappropriated or diluted by a third party, such Grantor shall (i) take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property and (ii) if such Intellectual Property is of material economic value, notify the Collateral Agent after it learns thereof no less often than on a quarterly basis and, if such Grantor determines in its reasonable judgment that legal action is appropriate, take legal action to contest the infringement, misappropriation or dilution, to seek injunctive relief where appropriate and to recover any and all damages for such infringement, misappropriation or dilution.

4.10 Commercial Tort Claims. If any Grantor shall at any time commence a suit, action or proceeding with respect to any Commercial Tort Claim held by it with a value which such Grantor reasonably believes to be of $ 3,000,000 or more, such Grantor shall promptly notify the Collateral Agent thereof no less often than on a quarterly basis in a writing signed by such Grantor and describing the details thereof and shall grant to the Collateral Agent for the benefit of the Secured Parties in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Collateral Agent.

SECTION 5. REMEDIAL PROVISIONS

5.1 Certain Matters Relating to Receivables. (a) The Collateral Agent shall have the right, at any time after the occurrence and during the continuance of an Event of Default, to make test verifications of the Receivables in any manner and through any medium that it reasonably considers advisable, and each Grantor shall furnish all such assistance and information as the Collateral Agent may reasonably require in connection with such test verifications. At any time and from time to time after the occurrence and during the continuance of an Event of Default, upon the Collateral Agent’s request and at the expense of the relevant Grantor, such Grantor shall cause independent public accountants or others satisfactory to the Collateral Agent to furnish to the Collateral Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Receivables.

(b) The Collateral Agent hereby authorizes each Grantor to collect such Grantor’s Receivables, subject to the Collateral Agent’s direction and control after the occurrence and during the continuance of an Event of Default, and the Collateral Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. If required by the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Collateral Agent if required, in a Collateral Account maintained under the sole dominion and control of the Collateral Agent, subject to withdrawal by the Collateral Agent for the account of the Secured Parties only as provided in Section 5.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Collateral Agent and the Secured Parties, segregated from other funds of such Grantor. Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(c) At any time after the occurrence and during the continuance of an Event of Default, at the Collateral Agent’s request, each Grantor shall deliver to the Collateral Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including, without limitation, all original orders, invoices and shipping receipts.

(d) At any time after the occurrence and during the continuance of an Event of Default, each Grantor will cooperate with the Collateral Agent to establish a system of lockbox accounts, under the sole dominion and control of the Collateral Agent, into which all Receivables shall be paid and from which all collected funds will be transferred to a Collateral Account.

5.2 Communications with Obligors; Grantors Remain Liable. (a) The Collateral Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default communicate with obligors under the Receivables to verify with them to the Collateral Agent’s satisfaction the existence, amount and terms of any Receivables.

(b) Upon the request of the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall promptly notify obligors on the Receivables in writing that the Receivables have been assigned to the Collateral Agent for the ratable benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Collateral Agent.

(c) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables (or any agreement giving rise thereto) to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Collateral Agent nor any Secured Party shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any Secured Party of any payment relating thereto, nor shall the Collateral Agent or any Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

5.3 Pledged Stock. (a) Unless an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given notice to the relevant Grantor of the Collateral Agent’s intent to exercise its corresponding rights pursuant to Section 6.3(b), each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Stock and all payments made in respect of the Pledged Notes, in each case paid in the normal course of business of the relevant Issuer, and to exercise all voting, corporate and other rights with respect to the Pledged Securities; provided, however, that no vote shall be cast or corporate right exercised or other action taken which, in the Collateral Agent’s reasonable judgment, would impair the Collateral or which would be inconsistent with or result in any violation of any provision of the Indenture or this Agreement.

(b) If an Event of Default shall occur and be continuing and the Collateral Agent shall give notice of its intent to exercise such rights to the relevant Grantor or Grantors, (i) the Collateral Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Pledged Securities and make application thereof to the Obligations in the order set forth in Section 5.5, and (ii) any or all of the Pledged Securities shall be registered in the name of the Collateral Agent or its nominee, and the Collateral Agent or its nominee may thereafter exercise (x) all voting, corporate and other rights pertaining to such Pledged Securities at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Pledged Securities as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the

Pledged Securities upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of any Issuer, or upon the exercise by any Grantor or the Collateral Agent of any right, privilege or option pertaining to such Pledged Securities, and in connection therewith, the right to deposit and deliver any and all of the Pledged Securities with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Collateral Agent may determine), all without liability except to account for property actually received by it, but the Collateral Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(c) Each Grantor hereby authorizes and instructs each Issuer of any Pledged Securities pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Collateral Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Securities directly to the Collateral Agent.

5.4 Proceeds to be Turned Over To Collateral Agent. In addition to the rights of the Collateral Agent and the Secured Parties specified in Section 5.1 with respect to payments of Receivables, if an Event of Default shall occur and be continuing, all Proceeds received by any Grantor consisting of cash, checks and Instruments shall be held by such Grantor in trust for the Collateral Agent and the Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Collateral Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Collateral Agent, if required). All Proceeds received by the Collateral Agent hereunder shall be held by the Collateral Agent in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Collateral Agent in a Collateral Account (or by such Grantor in trust for the Collateral Agent and the Secured Parties) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 5.5.

5.5 Application of Proceeds. At such intervals as may be agreed upon by the Company and the Collateral Agent, or, if an Event of Default shall have occurred and be continuing, at any time at the Collateral Agent’s election, the Collateral Agent may apply all or any part of Proceeds constituting Collateral, whether or not held in any Collateral Account, in payment of the Obligations in accordance with the provisions of the Indenture. Any balance of such proceeds remaining after the Obligations shall have been paid in full shall be paid over to the Grantors or to whomsoever may be lawfully entitled to receive the same.

5.6 Code and Other Remedies. If an Event of Default shall occur and be continuing, the Collateral Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the New York UCC or any other applicable law. Without limiting the generality of the foregoing, the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Collateral Agent or any Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Collateral Agent or any Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Collateral Agent’s request, to assemble the Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Section 5.6 with respect to any Grantor’s Collateral, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral of such Grantor or in any way relating to the Collateral of such Grantor or the rights of the Collateral Agent and the Secured Parties hereunder with respect thereto, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations of such Grantor, in the order specified in Section 5.5, and only after such application and after the payment by the Collateral Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the New York UCC, need the Collateral Agent account for the surplus, if any, to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Collateral Agent or any Secured Party arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

5.7 Registration Rights. (a) If the Collateral Agent shall determine to exercise its right to sell any or all of the Pledged Stock pursuant to Section 5.6, and if in the opinion of the Collateral Agent it is necessary or advisable to have the Pledged Stock, or that portion thereof to be sold, registered under the provisions of the Securities Act, the relevant Grantor will cause the Issuer thereof to (i) execute and deliver, and cause the directors and officers of such Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the opinion of the Collateral Agent, necessary or advisable to register the Pledged Stock, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of the Pledged Stock, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the opinion of the Collateral Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. Each Grantor agrees to cause such Issuer to comply with the provisions of the securities or “Blue Sky” laws of any and all jurisdictions which the Collateral Agent shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act.

(b) Each Grantor recognizes that the Collateral Agent may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Collateral Agent shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

(c) Each Grantor agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Stock pursuant to this Section 5.7 valid and binding and in compliance with any and all other applicable Requirements of Law. Each Grantor further agrees that a breach of any of the covenants contained in this Section 5.7 will cause irreparable injury to the Collateral Agent and the Secured Parties, that the Collateral Agent and the Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 5.7 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Indenture.

5.8 Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by the Collateral Agent or any Secured Party to collect such deficiency.

SECTION 6. THE COLLATERAL AGENT

6.1 Collateral Agent’s Appointment as Attorney-in-Fact, etc. (a) Each Grantor hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Collateral Agent the power and right, but not the obligation, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

(i) in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Collateral when payable;

(ii) in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Collateral Agent may request to evidence the Collateral Agent’s and the Secured Parties’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv) execute, in connection with any sale provided for in Section 5.6 or 5.7, any indorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral;

(v) (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral;(4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral;(6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Agent may deem appropriate; (7) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Collateral Agent shall in its sole discretion determine; and (8) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s and the Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do; and

(vi) license or sublicense whether on an exclusive or non-exclusive basis, any Intellectual Property for such term and on such conditions and in such manner as the Collateral Agent shall in its sole judgment determine and, in connection therewith, such

Grantor hereby grants to the Collateral Agent for the benefit of the Secured Parties a royalty-free, world-wide irrevocable license of its Intellectual Property.

Anything in this Section 6.1 (a) to the contrary notwithstanding, the Collateral Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 6.1(a) unless an Event of Default shall have occurred and be continuing.

(b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Collateral Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c) The expenses of the Collateral Agent incurred in connection with actions undertaken as provided in this Section 6.1, together with interest thereon at a rate per annum equal to the rate per annum at which interest would then be payable under the Indenture, from the date of payment by the Collateral Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Collateral Agent on demand.

(d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

6.2 Duty of Collateral Agent. The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. Neither the Collateral Agent, any Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Collateral Agent and the Secured Parties hereunder are solely to protect the Collateral Agent’s and the Secured Parties’ interests in the Collateral and shall not impose any duty upon the Collateral Agent or any Secured Party to exercise any such powers. The Collateral Agent and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

6.3 Execution of Financing Statements. Pursuant to any applicable law, each Grantor authorizes the Collateral Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Collateral Agent determines appropriate to perfect the security interests of the Collateral Agent under this Agreement. Each Grantor authorizes the Collateral Agent to use the collateral description “all personal property” or “all assets” in any such financing statements. Each Grantor hereby ratifies and authorizes the filing by the Collateral Agent of any financing statement with respect to the Collateral made prior to the date hereof.

6.4 Authority of Collateral Agent. Each Grantor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Collateral Agent and the Secured Parties, be governed by the Indenture and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Grantors, the Collateral Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority. The Collateral Agent is entitled to all protections hereunder that is has as trustee under the Indenture.

SECTION 7. MISCELLANEOUS

7.1 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 9.01 or Section 9.02, as applicable, of the Indenture.

7.2 Notices. All notices, requests and demands to or upon the Collateral Agent or any Grantor hereunder shall be effected in the manner provided for in Section ___ of the Indenture.

7.3 No Waiver by Course of Conduct; Cumulative Remedies. Neither the Collateral Agent nor any Secured Party shall by any act (except by a written instrument pursuant to Section 7.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Collateral Agent or such Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

7.4 Enforcement Expenses; Indemnification. (a) Each Grantor agrees to pay, or reimburse each Secured Party and the Collateral Agent for, all its costs and expenses incurred in enforcing (other than any such enforcement determined by a final, non-appealable judgment of a court to have been in bad faith) or preserving any rights under this Agreement, the Indenture and the other Collateral Documents to which such Grantor is a party, including, without limitation, the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Secured Party and of counsel to the Collateral Agent.

(b) Each Grantor agrees to pay, and to save the Collateral Agent and the Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

(c) The agreements in this Section shall survive repayment of the Obligations and all other amounts payable under the Indenture, the Notes and the other Collateral Documents.

7.5 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Collateral Agent and the Secured Parties and their successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent.

7.6 Set-Off. Each Grantor hereby irrevocably authorizes the Collateral Agent and each Secured Party at any time and from time to time while an Event of Default shall have occurred and be continuing, without notice to such Grantor or any other Grantor, any such notice being expressly waived by each Grantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Collateral Agent or such Secured Party to or for the credit or the account of such Grantor, or any part thereof in such amounts as the Collateral Agent or such Secured Party may elect, against and on account of the obligations and liabilities of such Grantor to the Collateral Agent or such Secured Party hereunder, in any currency, whether arising hereunder, under the Indenture, the Notes or any other Collateral Document, as the Collateral Agent or such Secured Party may elect, whether or not the Collateral Agent or any Secured Party has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The Collateral Agent and each Secured Party shall notify such Grantor promptly of any such set-off and the application made by the Collateral Agent or such Secured Party of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Collateral Agent and each Secured Party under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Collateral Agent or such Secured Party may have.

7.7 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

7.8 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.9 Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

7.10 Integration. This Agreement, the Indenture, the Notes and the other Collateral Documents represent the agreement of the Grantors, the Collateral Agent and the Secured Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Collateral Agent or any Secured Party relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the Indenture, the Notes and the other Collateral Documents.

7.11 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

7.12 Submission To Jurisdiction; Waivers. Each Grantor hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Collateral Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in Section 7.2 or at such other address of which the Collateral Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

7.13 Acknowledgements. Each Grantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Collateral Documents to which it is a party;

(b) neither the Collateral Agent nor any Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Collateral Documents, and the relationship between the Grantors, on the one hand, and the Collateral Agent and Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Collateral Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Grantors and the Secured Parties.

7.14 Additional Grantors. Each Affiliate of the Company that is required to become a party to this Agreement pursuant to the Indenture shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Affiliate of the Company of an Assumption Agreement in the form of Annex 1 hereto.

7.15 Releases. The Collateral shall be released from the Liens created hereby at the times, and to the extent, provided under Section ___ of the Indenture and Section 5.1 of the Intercreditor Agreement, and (in the case of a complete release of the Collateral) this Agreement and all obligations (other than those expressly stated to survive such termination) of the Collateral Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Collateral Agent shall deliver to such Grantor, on a date to be reasonably specified by such Grantor, any Collateral held by the Collateral Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

7.16 Approvals. Any provision contained herein to the contrary notwithstanding, no action shall be taken hereunder by the Collateral Agent with respect to the Collateral unless and until all applicable requirements, if any, under applicable federal and state laws and the respective rules and regulations thereunder and thereof, as well as any other laws, rules and regulations of any Governmental Authority applicable to or having jurisdiction over any Grantor, have in the reasonable judgment of the Collateral Agent been fully satisfied to the extent necessary to take such action and there have been obtained such consents, approvals and authorizations as may be required to be obtained from applicable federal, state and local regulatory authorities and municipalities and any other Governmental Authority under the terms of any franchise, license or similar operating right held by such Grantor in order to take such action. It is the intention of the parties hereto that the grant to the Collateral Agent of security interests in the Collateral, and all rights and remedies by the Collateral Agent with respect to the Collateral, shall in all relevant aspects be subject to and governed by said statutes, rules and regulations and that nothing in this Agreement shall be construed to diminish the control exercised by any Grantor, except in accordance with the provisions of any statutory requirements and rules and regulations. By its acceptance of this Agreement, the Collateral Agent agrees that it will not take any action pursuant to this Agreement which constitutes or results in any assignment of a license or franchise or any change of control over the communications properties owned and operated by any Grantor, if such assignment of license or franchise or change of control would, under then existing law or under any franchise, require the prior approval of Governmental Authority, without first obtaining such approval. Upon the exercise by the Collateral Agent of any power, right, privilege or remedy pursuant to this Agreement which requires any consent, approval, recording, qualification or authorization of any Governmental

Authority, each Grantor will execute and deliver, or will cause the execution and delivery of, all applications, certificates, instruments and other documents and papers that the Collateral Agent may reasonably require in order for such governmental consent, approval, recording, qualification or authorization to be obtained. Each Grantor agrees to use its best efforts to cause such governmental consents, approvals, recordings, qualifications and authorizations to be forthcoming.

7.17 WAIVER OF JURY TRIAL. EACH GRANTOR AND, BY ACCEPTANCE OF THE BENEFITS HEREOF, EACH AGENT AND EACH SECURED PARTY, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

7.18 Intercreditor Agreement. Notwithstanding any provision to the contrary in this Collateral Agreement, this Collateral Agreement, the lien and security interest granted to the Collateral Agent pursuant to this Collateral Agreement, and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the provisions of the Intercreditor Agreement, as the same may be amended, supplemented, modified or replaced from time to time. The Collateral Agent, on behalf of the Secured Parties, acknowledges and agrees to be bound by the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Collateral Agreement, the terms of the Intercreditor Agreement shall govern. Without limiting the generality of the foregoing, and notwithstanding anything herein to the contrary, all rights and remedies of the Collateral Agent shall be subject to the terms of the Intercreditor Agreement, and until the Discharge of First Lien Obligations (as such term is defined in the Intercreditor Agreement), any obligation of any Grantor hereunder with respect to the delivery or control of any Collateral, the notation of any lien on any certificate of title, bill of lading or other Document, the giving of any notice to any bailee or other Person or the provision of voting rights shall be deemed to be satisfied if the Grantor complies with the requirements of the similar provision of the applicable First Lien Collateral Documents. Until the Discharge of First Lien Obligations, the delivery of any Collateral to the First Lien Collateral Agent pursuant to the First Lien Collateral Documents shall satisfy any delivery requirement hereunder.

IN WITNESS WHEREOF, each of the undersigned has caused this Collateral Agreement to be duly executed and delivered as of the date first above written.

PRIMUS TELECOMMUNICATIONS IHC, INC. PRIMUS TELECOMMUNICATIONS INTERNATIONAL, INC. TRESCOM INTERNATIONAL, INC. LEAST COST ROUTING, INC. TRESCOM U.S.A., INC. iPRIMUS.COM, INC.

By:
Name:
Title:

PRIMUS TELECOMMUNICATIONS, INC. iPRIMUS USA, INC.

By:
Name:
Title:

Signature Page to Collateral Agreement

Schedule 1

[Intentionally Omitted]

Schedule 2

DESCRIPTION OF PLEDGED SECURITIES

Pledged Stock:

Issuer	Class of Stock	Stock Certificate No.	No. of Shares

Pledged Notes:

Issuer	Payee	Principal Amount

Schedule 3

FILINGS AND OTHER ACTIONS

REQUIRED TO PERFECT SECURITY INTERESTS

Uniform Commercial Code Filings

[List each office where a is financing statement to be filed]

Patent and Trademark Filings

[List all filings]

Actions with respect to Pledged Stock

Other Actions

[Describe other actions to be taken]

Schedule 4

JURISDICTION OF ORGANIZATION, IDENTIFICATION NUMBER AND

LOCATION OF CHIEF EXECUTIVE OFFICE

Grantor	Jurisdiction of Organization	Identification Number	Location of Chief Executive Office

Schedule 5

LOCATIONS OF INVENTORY AND EQUIPMENT

Grantor	Locations

Schedule 6

INTELLECTUAL PROPERTY

I.	Copyrights and Copyright Licenses:

II.	Patents and Patent Licenses:

III.	Trademarks and Trademark Licenses:

Schedule 7

EXISTING PRIOR LIENS

Schedule 8

DEPOSIT ACCOUNTS AND SECURITIES ACCOUNTS

Schedule 9

RECEIVABLES

Annex I

to

Collateral Agreement

ASSUMPTION AGREEMENT, dated as of ________________, 200__, made by ______________________________, a ______________ corporation (the “Additional Grantor”), in favor of U.S. Bank National Association, as Collateral Agent (in such capacity, the “Collateral Agent”) for the holders (the “Holders”) of the Notes issued pursuant to the Indenture referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in the Collateral Agreement referred to below.

W I T N E S S E T H :

WHEREAS, Primus Telecommunications IHC, Inc. (the “Company”), certain of the Company’s affiliates and U.S. Bank National Association, as trustee have entered into an Indenture, dated as of February 26, 2007 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), pursuant to which the Company has issued its 14.25% Senior Secured Notes due 2011 (the “Notes”) to the Holders;

WHEREAS, in connection with the Indenture, the Company and certain of its Affiliates (other than the Additional Grantor) have entered into the Collateral Agreement, dated as of February 26, 2007 (as amended, supplemented or otherwise modified from time to time, the “Collateral Agreement”) in favor of the Collateral Agent for the benefit of the Secured Parties;

WHEREAS, the Indenture requires the Additional Grantor to become a party to the Collateral Agreement; and

WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Collateral Agreement;

NOW, THEREFORE, IT IS AGREED:

1. Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 7.14 of the Collateral Agreement, hereby becomes a party to the Collateral Agreement as a Grantor thereunder with the same force and effect as if originally named therein as a Grantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in Schedules _______* to the Collateral Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Section 4 of the Collateral Agreement is true and correct on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.

*	Refer to each Schedule which needs to be supplemented.

Annex I-2

2. GOVERNING LAW. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:
Name:
Title:

Annex II

to

Collateral Agreement

ACKNOWLEDGEMENT AND CONSENT

The undersigned hereby acknowledges receipt of a copy of the Collateral Agreement dated as of February 26, 2007 (the “Agreement”), made by the Grantors parties thereto for the benefit of U.S. Bank National Association, as Collateral Agent. The undersigned agrees for the benefit of the Collateral Agent and the Secured Parties as follows:

1. The undersigned will be bound by the terms of the Agreement and will comply with such terms insofar as such terms are applicable to the undersigned.

2. The undersigned will notify the Collateral Agent promptly in writing of the occurrence of any of the events described in Section 4.7(a) of the Agreement.

3. The terms of Sections 4.7, 5.3(a) and 5.7 of the Agreement shall apply to it, mutatis mutandis, with respect to all actions that may be required of it, or prohibited, pursuant to Section 4.7, 5.3(a) or 5.7 of the Agreement.

[NAME OF ISSUER]

By:
Name:
Title:

Address for Notices:

Fax: